Exhibit 99.1
[ONEOK Logo]	News

January 20, 2005	Analyst Contacts: Weldon Watson
918-588-7158
Rhonda Shiflet
918-588-7137

ONEOK announces stock repurchase program

Tulsa, Okla. -- The board of directors of ONEOK, Inc. (NYSE:OKE) today authorized a stock buy back program to repurchase up to 7.5 million shares of the company's common stock currently issued and outstanding.

David Kyle, chairman, president and chief executive officer of ONEOK, said, "We believe it is important to have the financial flexibility of repurchasing common shares as we continue our strategy to deliver value to our shareholders."

The shares will be repurchased from time to time in open market transactions or through privately negotiated transactions at the company's discretion, subject to market conditions and other factors.

The program will terminate after two years, unless extended by the board of directors.

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ONEOK, Inc. (NYSE: OKE) is a diversified energy company involved in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent region of the United States. The company's energy services operation focuses primarily on marketing natural gas and related services throughout the United States. The company is the largest natural gas distributor in Kansas and Oklahoma, and the third largest in Texas, serving almost 2 million customers. ONEOK is the majority general partner of Northern Border Partners L.P. (NYSE:NBP), one of the largest publicly-traded limited partnerships. Northern Border acquires, owns and manages pipelines and other midstream energy assets and is a leading transporter of natural gas imported from Canada into the United States.

Statements contained in this release that include company expectations or predictions are forward looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Any additional information regarding factors that could cause actual results to materially differ is found in the company's Securities and Exchange Commission filings.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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